Exhibit 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK SAN FRANCISCO WASHINGTON, DC

July 9, 2004

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

Re:	Domino’s Pizza, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 27,671,875 shares of Common Stock, $.01 par value (the “Common Stock”), of Domino’s Pizza, Inc., a Delaware corporation (the “Company”), including 3,609,375 shares of Common Stock to cover over-allotments, if any. Of the shares of Common Stock to be registered pursuant to the Registration Statement, 9,375,000 shares are being offered by the Company (the “Company Shares”) and up to 18,296,875 shares are being offered by certain selling stockholders (the “Selling Stockholder Shares” and, together with the Company Shares, collectively the “Shares”). The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholders and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons

Domino’s Pizza, Inc.	- 2 -	July 9, 2004

whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    Ropes & Gray LLP

Ropes & Gray LLP